Exhibit 10.19
INTREPID POTASH, INC.
AMENDED AND RESTATED EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT
Intrepid Potash, Inc., a Delaware corporation (“Intrepid”), has granted you an option (the “Option”) to purchase shares of Intrepid’s Common Stock under the Intrepid Potash, Inc. Amended and Restated Equity Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and this Stock Option Agreement (this “Agreement”).
I. GRANT NOTICE

Optionee:	See accompanying grant notice
Number of Shares of Common Stock Covered by the Option:	See accompanying grant notice
Exercise Price Per Share:	See accompanying grant notice
Grant Date:	See accompanying grant notice
Expiration Date:	See accompanying grant notice
Type of Option:	Non-Qualified Stock Option
Vesting Schedule:
The Option will vest and become exercisable on the dates set forth on the accompanying grant notice, provided that you remain in continuous Service with Intrepid or an Affiliate from the Grant Date through the applicable installment date (each date, a “Vesting Date”).

II. TERMS AND CONDITIONS
1.Defined Terms; Conflicts. Except as defined in this Agreement, capitalized terms in this Agreement have the meanings assigned to them in the Plan. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan will govern.
1.Vesting. Except as provided otherwise in this Agreement or in the Plan, the Option will vest and become exercisable in accordance with the Vesting Schedule set forth above. As the Option vests and becomes exercisable in one or more installments, the installments will accumulate and the Option will remain exercisable for the accumulated installments until the Option expires or terminates in accordance with the terms of this Agreement or the Plan.
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2.Option Term; Expiration Date. The Option will expire at 5:00 P.M. Mountain Time on the Expiration Date set forth above, unless sooner terminated in accordance with Section 4 of this Agreement or the terms of the Plan.
3.Termination of Service; Accelerated Vesting; Expiration of Option.
(a)General. Except as provided otherwise in this Agreement, the Plan, or an Applicable Severance Agreement (as defined in Section 15), upon the termination of your Service prior to the Expiration Date for any reason other than your death or Disability, then the vested portion of the Option will remain outstanding until 5:00 P.M. Mountain Time on the soonest to occur of (i) the date that is 12 months after the date on which your Service terminates, or (ii) the Expiration Date. The unvested portion of the Option will automatically expire on the date of termination of Service.
(b)Death or Disability. If your Service terminates on account of your death of Disability, any unvested portion of the Option will automatically vest and become exercisable on the date of termination of Service. The vested and outstanding portion of the Option will remain outstanding and may be exercised by you or your guardian or legal representative until 5:00 P.M. Mountain Time on the soonest to occur of (i) the date that is 12 months after the date on which your Service terminates, or (ii) the Expiration Date.
4.Leave of Absence. For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that is approved in writing by Intrepid or an Affiliate if the terms of your leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on the approved leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when your approved leave ends unless you immediately return to active Service. The Committee determines, in its sole discretion, which leaves of absence count for this purpose, and when Service terminates for all purposes under the Plan.
5.Change of Control. Except to the extent provided in an Applicable Severance Agreement, the Option is subject to the provisions of the Plan pertaining to a Change of Control of Intrepid.
6.Option Exercise.
(a)Notice of Exercise. The Option must be exercised on a business day on which Intrepid is generally open for business by delivery of written or electronic notice to an officer, employee, or agent of Intrepid designated by the Committee, on a written or electronic form specified by the Committee or its designated agent. The written or electronic notice must specify the number of shares of Stock to be purchased and must be accompanied by full payment of the Exercise Price for the shares being purchased. The notice must also specify the manner in which the shares should be registered and the manner in which you are satisfying applicable tax withholding requirements. The notice of exercise will be effective when it is received. Anyone
Intrepid Potash, Inc. Stock Option Agreement

exercising the Option after your death must provide appropriate documentation to the satisfaction of Intrepid that the individual is entitled to exercise the Option.
(b)Payment of Exercise Price. Payment of the Exercise Price for the number of shares of Stock being purchased may be made in one, or a combination, of the following forms:
(i)Cash or cash equivalents acceptable to Intrepid.
(ii)Tendering to Intrepid (either by actual delivery of by attestation) unrestricted shares of Stock owned by you that were purchased on the open market or owned for at least six months or such other period designated by Intrepid in order to comply with applicable law and to avoid adverse accounting consequences. The Fair Market Value of the Stock, determined as of the effective date of the Option exercise, will be applied to the payment of the Exercise Price.
(iii)To the extent a public market for the shares of Stock exists as determined by Intrepid, delivery to Intrepid of irrevocable instructions issued to a licensed securities broker acceptable to Intrepid to sell shares of Stock and to deliver all or part of the sale proceeds to Intrepid in payment of the aggregate Exercise Price and any withholding taxes.
7.Tax Withholding. Intrepid has the right to deduct from any payments otherwise due to you any federal, state, or local taxes, domestic or foreign, of any kind required by law upon the issuance of any shares of Stock or payment of any kind upon the exercise of the Option. At the time of issuance, vesting, or payment, you will pay to Intrepid the amount that Intrepid determines is necessary to satisfy applicable withholding obligations at rates determined by Intrepid, which will not exceed the minimum statutory rate or any other rate that will not cause an adverse accounting consequence or cost. You may elect to pay this amount, in whole or in part, (a) in cash or (b) by delivering to Intrepid unrestricted shares of Stock you already own. Your election will be irrevocable and must be made in advance and in accordance with Intrepid’s Insider Trading Policy, Stock Ownership Guidelines, and any other applicable policies or procedures. If you do not make a proper election in accordance with this Section, Intrepid will automatically deduct cash otherwise issuable to you to satisfy the applicable withholding obligations at rates not to exceed the minimum statutory rate or any other rate that will not cause an adverse accounting consequence or cost.
8.Transfer of Option.
(a)General Rule. During your lifetime, you may not transfer or assign the Option and the Option may be exercised solely by you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative). Upon death, the Option may be transferred in accordance with your will or under the applicable laws of descent and distribution and may be exercised in accordance with Section 4.
(b)Domestic Relations Order. Notwithstanding subsection (a), to the extent this Option is a Non-Qualified Stock Option, the Option, in whole or in part, may be transferred
Intrepid Potash, Inc. Stock Option Agreement

to a Family Member pursuant to a domestic relations order in settlement of marital property rights. Following the transfer, the Option will continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer and will be exercisable by the transferee only to the extent, and for the periods specified in, this Agreement.
9.Investment Representations. The Committee may require you (or your estate or heirs) to represent and warrant in writing that the shares of Stock are being acquired for investment and without any present intention to sell or distribute the shares and to make any other representations that Intrepid or its counsel deems necessary or appropriate.
10.No Right to Continued Service. Neither the grant of the Option nor this Agreement gives you the right to continue Service with Intrepid or its Affiliates in any capacity. Intrepid and its Affiliates reserve the right to terminate your Service at any time and for any reason not prohibited by law.
11.Covenants. You expressly covenant and agree to each of the following:
1.Confidentiality. You will not divulge to others or use for your own benefit any confidential information or trade secrets relating to the business or operations of Intrepid or any of its Affiliates obtained during your Service.

2.Compliance with Company Policy. You will comply with Intrepid’s corporate policies as provided to you, including without limitation Intrepid’s Code of Business Conduct and Ethics; Insider Trading Policy; and Confidential Information, Trade Secrets, and Intellectual Property Policy.

3. Restrictive Covenants. you acknowledge that in performing your responsibilities for the Company, you have been or will be given access to trade secrets and that the restrictive covenants set forth below are necessary to protect the Company’s trade secrets. In order to protect Company trade secrets, you agree that during the period of employment with the Company and for twelve (12) months thereafter, you will not, directly or indirectly, engage in any of the activities described below:

1.Solicit or induce any customer or prospective customer about whom you learned or utilized trade secrets, during your employment with the Company, to purchase any product or service in competition with the Company or to otherwise limit, reduce or interfere with its business with the Company;

2.Work, directly or indirectly for, or provide Competing Products or Services to, anyone engaged in the sale, promotion, manufacture, or distribution of any Competing Product or Service developed by or on behalf of Intrepid during your employment. For purposes of this Agreement, Competing Products or Services are products or services that (1) (a) are similar to any of the products or services that were then provided to the client or customer by the Company, (b) are related to any of the products or services that were then provided to the client or customer by the Company, or (c) arise out of any of the products or services that were then provided to the client or customer by the Company, and (2) involve products or services about which you learned trade secrets belonging to the Company.
Intrepid Potash, Inc. Stock Option Agreement

3.Solicit, or induce to leave the employ of the Company (or to violate any employment agreement, covenant not to compete, noncompetition agreement, non-solicitation agreement, confidentiality agreement, nondisclosure agreement or other restrictive covenant with Company), anyone who at that time of the solicitation or inducement is employed by the Company.

These provisions will apply regardless of the reasons for your resignation from, or termination of employment by, the Company and will apply even if you are not entitled to salary continuation or severance when the employment relationship is terminated. These restrictions apply to any employment or activities you engage in within 250 miles of any Company location at which you provided Competing Products or Services or the location of any Company customer or prospective customer you contacted during your employment.
4.Remedies. Because a breach of the Restrictive Covenants in this Agreement may cause Company to suffer irreparable injury, the Company shall have the right to enforce any breach or threatened breach of this Agreement and any of its provisions by injunction, specific performance or other equitable relief, and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. Such relief may be obtained without posting a bond or other security; however, to the extent that a bond is required by law, You agree that Company may post the minimum bond mandated by applicable law or as may be otherwise allowed by the court.

5.Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable for the maximum duration, scope, or geographical area to the extent compatible with the applicable law as it shall then appear.
4.Stockholder Rights. You and your estate or heirs will not have any rights as a stockholder of Intrepid until you become the holder of record of the shares of Stock, and no adjustments will be made for dividends or other distributions or other rights as to which there is a record date prior to the date on which you become the holder of record of the shares, except as provided in Section 14 of the Plan.
5.Additional Requirements. You acknowledge that shares of Stock acquired upon exercise of the Option may bear any legends that Intrepid deems appropriate to comply with applicable federal, state, or foreign securities laws. In connection therewith and prior to the issuance of the shares, you may be required to deliver to Intrepid any other documents as may be reasonably necessary to ensure compliance with applicable laws.
6.Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations between the parties except to the extent that a matter is
Intrepid Potash, Inc. Stock Option Agreement

specifically addressed by any employment, severance, or change-in-control agreement between Intrepid and you (an “Applicable Severance Agreement”), in which instance the relevant terms of the Applicable Severance Agreement will govern.
7.Governing Law. The validity and construction of this Agreement and the Plan will be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Agreement to the substantive laws of any other jurisdiction.
8.Binding Effect. This Agreement will be binding upon and inure to the benefit of Intrepid and you and Intrepid’s and your respective heirs, executors, administrators, legal representatives, successors, and assigns.
9.Special Rules for Incentive Stock Options. If the Option is designated as an Incentive Stock Option in the Grant Notice set forth above, the Option will be treated as an Incentive Stock Option to the maximum extent permissible under applicable law. If the Option or any portion of the Option cannot be treated as an Incentive Stock Option under applicable law, whether because the value of the Common Stock covered under the Option exceeds the limits of Code Section 422(d), the Option remains outstanding following termination of employment beyond the holding periods of Code Section 422(a)(2), or otherwise, then the Option, or the relevant portion of the Option, will be classified as a Non-Qualified Stock Option.
10.Tax Treatment; Section 409A. You may incur tax liability as a result of the exercise of the Option or the disposition of shares of Stock. You should consult your own tax adviser for tax advice.
    The Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and the terms of this Agreement will be construed accordingly. However, under certain circumstances, payments or benefits under the Award may be subject to Section 409A. To the extent that you and this Agreement are subject to Section 409A, this Agreement will be interpreted and administered in accordance with the intent that you not be subject to tax under Section 409A. In the event that you are determined to be a “specified employee” within the meaning of Section 409A, any payments on account of termination of Service will be accumulated and paid without interest on the first business day following the date that is six months after the date of your termination of Service to the extent required to avoid any adverse tax consequences under Section 409A. For purposes of this Agreement, “separation from service” and “disability” will have the meanings as defined under Section 409A and references to termination of Service will mean a “separation from service” to the extent required for compliance with Section 409A. Each amount to be paid under this Agreement will be construed as a separate identified payment for purposes of Section 409A.
    The Committee, in its sole discretion and without your consent, may amend or modify the Option and this Agreement in any manner and delay payment of any amounts payable to satisfy the requirements of Section 409A. Notwithstanding any provision of this Agreement, the Plan, or any Applicable Severance Agreement to the contrary, in no event will Intrepid or any
Intrepid Potash, Inc. Stock Option Agreement

of its Affiliates be liable to Grantee or any other person on account of an Award’s failure to (a) qualify for favorable U.S. tax treatment or (b) avoid adverse tax treatment under U.S. law, including, without limitation, Section 409A.
11.Recoupment of Award. The Option is subject to the provisions of the Plan pertaining to recoupment of Awards.
12.Modification of Agreement. This Agreement may be modified or amended only by the written consent of Intrepid and you, except to the extent permitted by Section 19 (regarding Section 409A) or the Plan.
Accompanying Documents:
Stock Option Award Notice
Amended and Restated Equity Incentive Plan
Amended and Restated Equity Incentive Plan Prospectus
Intrepid Potash, Inc. Stock Option Agreement